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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kevin F. McLaughlin, Senior Vice President and Chief
                  Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or KEVIN.MCLAUGHLIN@PRAECIS.COM.


                      PRAECIS PHARMACEUTICALS INCORPORATED
           REPORTS FOURTH QUARTER AND YEAR END 2001 FINANCIAL RESULTS

WALTHAM, MA -- JANUARY 25, 2002 -- PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ:
PRCS), today announced consolidated financial results for the three months and year ended December 31, 2001.

The Company's net loss for the three months ended December 31, 2001 was approximately $7,542,000, or $0.15 per diluted share, compared to net loss of approximately $17,077,000, or $0.41 per diluted share, for the three months ended December 31, 2000. For the year ended December 31, 2001, net loss was approximately $54,603,000, or $1.10 per diluted share, compared to net loss of approximately $28,736,000, or $0.95 per diluted share, for the year ended December 31, 2000.

The increased net loss for the year ended December 31, 2001, compared to the year ended December 31, 2000, was due primarily to reduced reimbursement from the Company's former collaborators and increased non-reimbursable operating expenses. During 2000, the majority of the Company's research and development costs related to its Plenaxis(TM) program were reimbursed under collaboration agreements. During 2001, under the terms of those agreements, the Company was responsible for approximately one-half of the costs incurred in connection with the Plenaxis program in the United States. The Company's Plenaxis collaboration agreements were terminated during the fourth quarter of 2001. The Company is working to finalize various financial and other matters in connection with the terminations and expects to resolve these matters during the first quarter of 2002. Additionally, during the year ended December 31, 2001, the Company increased spending on its other clinical development programs and on expansion of discovery research initiatives.

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The decreased net loss for the three months ended December 31, 2001, compared to the corresponding period in 2000, was due primarily to a decrease in both research and development and sales and marketing expenses related to the Plenaxis program. The reduction in spending was due to the repositioning of the Plenaxis program in response to issues raised by the United States Food and Drug Administration (FDA). These spending decreases were partially offset by reduced reimbursement under the Company's collaboration agreements.

Commenting on the fourth quarter and year end results, Malcolm L. Gefter, Ph.D., PRAECIS' Chairman, Chief Executive Officer and President, stated: "In December, we were pleased to announce that the FDA indicated that we could proceed with our clinical plans to study the effects of using currently available hormonal therapies in prostate cancer patients following treatment with Plenaxis. The FDA also indicated that our plan to further evaluate the rare allergic reactions that occurred in our clinical trials was acceptable. We intend to begin patient accrual in these additional clinical studies in February 2002 and, assuming positive results, expect to submit the data from these studies to the FDA by the end of 2002. Our New Drug Application will continue to be under priority review from the FDA. Accordingly, we hope to have a response from the FDA regarding our resubmission by the end of the second quarter of 2003. In addition, we are now in control of the clinical development program for Plenaxis for the treatment of endometriosis, and we anticipate concluding the ongoing clinical trial by the end of March 2002 and meeting with the FDA during the second quarter to discuss the initiation of final clinical trials." Gefter continued, "Although 2001 was a difficult year, we believe that we have made significant progress in repositioning Plenaxis for resubmission to the FDA. In addition, we expect to finalize our sales and marketing strategy related to the potential launch of Plenaxis for the treatment of hormonally responsive advanced prostate cancer during the first half of 2002."

As to the Company's other clinical programs, Gefter stated: "We are pleased with the progress of the initial Phase I study of Apan, our drug candidate for the treatment of Alzheimer's disease, in which we are evaluating the safety and pharmacokinetics of the compound in normal volunteers. We anticipate that this study will be completed during the second half of 2002. We expect to
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begin a second Phase I study in the first half of 2003 in which we intend to further evaluate the safety and pharmacokinetics of Apan in individuals suffering from Alzheimer's disease. Additionally, we plan to file an Investigational New Drug application for our Rheumatoid Arthritis drug candidate during the summer of 2002 and initiate a Phase I study prior to year-end."

At December 31, 2001, the Company had cash and cash equivalents and marketable securities of approximately $266,216,000, compared to approximately $132,207,000 at December 31, 2000. During 2002, the Company expects to spend in the range of approximately $40,000,000 to $45,000,000 on operations and approximately $45,000,000 to $55,000,000 on development programs. Based upon its existing capital resources and interest income, the Company anticipates that it will be able to maintain currently planned operations for the next few years.

There will be a conference call to discuss PRAECIS' fourth quarter and year-end financial results today beginning at 9:00 a.m. (EST). This call will be broadcast live over the Internet at HTTP://WWW.PRAECIS.COM under "Investor Relations." A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Friday, February 1st by calling 888-203-1112 (domestic toll-free) or 719-457-0820 and entering the passcode 708124.

The Company is planning to report first quarter 2002 results on April 26, 2002. For information regarding live webcasts and investment community conference calls related to first quarter 2002 results, please refer to HTTP://WWW.PRAECIS.COM approximately one week prior to the financial reporting release date.

2002 ANNUAL MEETING

The Company also announced that its 2002 Annual Meeting of Stockholders has been scheduled for May 22, 2002.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP in the development of Plenaxis(TM), its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. PRAECIS also has a

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clinical program in Alzheimer's disease, and has five programs in the research or preclinical development stage.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING ESTIMATED SPENDING DURING 2002, ADDITIONAL CLINICAL STUDIES OF, AND THE CONTINUED REGULATORY REVIEW BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION (FDA) OF A NEW DRUG APPLICATION FOR, PLENAXIS FOR THE TREATMENT OF HORMONALLY RESPONSIVE ADVANCED PROSTATE CANCER, THE ANTICIPATED TIMING FOR FINAL SALES AND MARKETING PLANS FOR PLENAXIS, THE SUBMISSION TO, AND REVIEW BY THE FDA OF, AN INVESTIGATIONAL NEW DRUG APPLICATION, AND THE CONTINUATION OF THE COMPANY'S OTHER CLINICAL PROGRAMS. THESE STATEMENTS ARE BASED ON THE COMPANY'S CURRENT BELIEFS AND EXPECTATIONS AS TO FUTURE OUTCOMES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING AND CONTENT OF DECISIONS MADE BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION, UNEXPECTED RESULTS IN ONGOING AND FUTURE CLINICAL OR PRECLINICAL TRIALS AND RELATED ANALYSES, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, ACTIONS BY FORMER CORPORATE COLLABORATORS AND THE FINANCIAL AND OPERATIONAL IMPLICATIONS OF THOSE ACTIONS, UNEXPECTED EXPENDITURES, AND ACCESS TO CAPITAL AND FUNDING, AS WELL AS THE RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN THE COMPANY'S FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2001.
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                      PRAECIS PHARMACEUTICALS INCORPORATED
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)


                                        Three Months Ended         Year Ended
                                           December 31,            December 31,
                                       --------------------    --------------------
                                         2000        2001        2000       2001
                                       --------    --------    --------    --------
                                                       (unaudited)
Revenues:
    Corporate collaborations           $ 34,882    $  1,679    $ 61,189    $  9,907
                                       --------    --------    --------    --------
          Total revenues                 34,882       1,679      61,189       9,907

Costs and expenses:
    Research and development             48,892       9,935      85,915      59,416
    Sales and marketing                   3,778         425       6,444       8,737
    General and administrative            1,411       2,153       5,285       6,961
                                       --------    --------    --------    --------
        Total costs and expenses         54,081      12,513      97,644      75,114
                                       --------    --------    --------    --------

Operating loss                          (19,199)    (10,834)    (36,455)    (65,207)

Gain on sale of fixed assets               --         1,499        --         1,499
Interest income, net                      2,122       1,793       7,819       9,105
                                       --------    --------    --------    --------

Loss before income taxes                (17,077)     (7,542)    (28,636)    (54,603)
Provision for income taxes                 --          --           100        --
                                       --------    --------    --------    --------

Net loss                               $(17,077)   $ (7,542)   $(28,736)   $(54,603)
                                       ========    ========    ========    ========

Net loss per share:
   Basic                               $  (0.41)   $  (0.15)   $  (0.95)   $  (1.10)
                                       ========    ========    ========    ========
   Diluted                             $  (0.41)   $  (0.15)   $  (0.95)   $  (1.10)
                                       ========    ========    ========    ========

Weighted average number of common
   shares:
   Basic                                 42,107      51,181      30,259      49,777
   Diluted                               42,107      51,181      30,259      49,777

Pro forma net loss per share: (Note)
   Basic                                                       $  (0.74)   $  (1.10)
                                                               ========    ========
   Diluted                                                     $  (0.74)   $  (1.10)
                                                               ========    ========

Pro forma weighted average number
   of common shares: (Note)
   Basic                                                         38,794      49,777
   Diluted                                                       38,794      49,777

Note: Pro forma net loss per share reflects the conversion of preferred shares that automatically converted to common shares upon the closing of the Company's initial public offering in May 2000.

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                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                        December 31, 2000      December 31, 2001
                                                            --------               --------
Cash and cash equivalents                                   $132,207               $144,685
Marketable securities                                           --                  121,531
Other current assets                                           8,211                  1,241
Net fixed assets and other assets                             55,153                 74,668
                                                            --------               --------
     Total assets                                           $195,571               $342,125
                                                            ========               ========
Current liabilities                                           24,685                 38,429
Long term liabilities                                         24,355                 33,000
Total stockholders' equity                                   146,531                270,696
                                                            --------               --------
     Total liabilities and stockholders' equity             $195,571               $342,125


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